Registration No. 333-221317

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

Registration Statement under the

Securities Act of 1933

NiSource Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

35-2108964

(IRS Employer Identification Number)

801 East 86th Avenue

Merrillville, Indiana 46410

(877) 647-5990

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Shawn Anderson

NiSource Inc.

801 East 86th Avenue

Merrillville, Indiana 46410

(877) 647-5990

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

With copy to:

Robert J. Minkus, Esq.

Schiff Hardin LLP

233 South Wacker Drive, Suite 7100

Chicago, Illinois 60606

(312) 258-5500

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Deregistration of Securities

On November 3, 2017, NiSource Inc. (the “Company”) filed a Registration Statement on Form S-3ASR (File No. 333-221317) (the “Registration Statement”) to register the offer and sale of 1,908,895 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan (the “Plan”).

On November 19, 2017, the Company suspended the Plan. This Post-Effective Amendment No. 1 is being filed to deregister the 1,907,931 Shares registered on the Registration Statement that remain unsold thereunder as of the date hereof (the “Unsold Securities”). The Company hereby amends the Registration Statement to deregister and remove from registration under the Registration Statement the Unsold Securities and to terminate the effectiveness of the Registration Statement as of the date hereof.

EXHIBIT INDEX

The following documents are filed as part of the registration statement or are incorporated by reference:

Exhibit Number	Document Description

24	Powers of Attorney authorizing certain persons to sign Registration Statement No. 333-221317 and amendments and supplements thereto on behalf of certain directors and officers of NiSource Inc. (incorporated by reference to Exhibit 24 to the NiSource Inc. Form S-3 filed November 3, 2017 (Registration No. 333-221317))

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on November 22, 2017.

NISOURCE INC. (Registrant)

By:	/s/ Joseph W. Mulpas
Name: Joseph W. Mulpas
Title: Vice President and Chief Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Joseph Hamrock	President, Chief Executive Officer and Director (Principal Executive Officer)	November 22, 2017

* Donald E. Brown	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 22, 2017

/s/ Joseph W. Mulpas Joseph W. Mulpas	Vice President and Chief Accounting Officer (Principal Accounting Officer)	November 22, 2017

* Richard L. Thompson	Chairman of the Board and Director	November 22, 2017

* Richard A. Abdoo	Director	November 22, 2017

* Peter A. Altabef	Director	November 22, 2017

* Eric L. Butler	Director	November 22, 2017

* Aristides S. Candris	Director	November 22, 2017

* Wayne S. DeVeydt	Director	November 22, 2017

* Deborah A. Henretta	Director	November 22, 2017

* Michael E. Jesanis	Director	November 22, 2017

* Kevin T. Kabat	Director	November 22, 2017

* Carolyn Y. Woo	Director	November 22, 2017

*By:	/s/ Joseph W. Mulpas
Joseph W. Mulpas, Attorney-in-fact